Exhibit 99.1

             Angelica Announces Third Quarter Fiscal Year
                             2007 Results


    ST. LOUIS--(BUSINESS WIRE)--Dec. 4, 2007--Angelica Corporation (NYSE: AGL), announced today financial results for the third quarter and nine months ended October 27, 2007. Income from operations before other operating income for the third quarter of fiscal 2007 was $4.4 million, up 54% from $2.8 million in fiscal 2006. A decline in other operating income in fiscal 2007 was offset by the reversal of an income tax reserve resulting in earnings per share for third quarter fiscal 2007 of $0.50, up from $0.28 in fiscal 2006.

    Revenues for the third quarter of fiscal 2007 were $108.8 million, up 1.0% from $107.8 million in the third quarter of fiscal 2006. Total healthcare revenues increased 2.5% while non-healthcare revenues declined due to prior divestitures of non-healthcare accounts. Organic revenue growth excluding the impact of acquisitions and divestitures was 1.2%, achieved through pricing improvements, which offset a 3.2% volume decline.

    Gross profit for the third quarter of fiscal 2007 was $16.3 million, down 5.9% from $17.3 million in the third quarter of fiscal 2006. Gross margin for the third quarter of fiscal 2007 was 15.0%, down from 16.1% in the third quarter of fiscal 2006. Increased merchandise costs behind the Company's 100% fill rate and improved quality initiatives reduced gross margin by 2.0% of revenue, which was partially offset by an improvement in production costs of 1.1% of revenue.

    Selling, general and administrative (SG&A) expenses for the third quarter of fiscal 2007 were $10.8 million, down $2.6 million from $13.4 million in the third quarter of fiscal 2006. As a percentage of revenue, SG&A declined to 10.0% in the third quarter of fiscal 2007 from 12.4% in the third quarter of fiscal 2006. The decrease in SG&A expenses resulted from reduced wages, benefits and incentive compensation of $1.1 million, a $0.3 million decline in travel and vehicle costs, and lower bad debt and sales tax accruals of $0.2 million, as well as the absence of prior year expenses of $0.6 million associated with the operations process improvement implementation and Board of Directors' Special Committee.

    Income from operations before other operating income for the third quarter fiscal 2007 was $4.4 million, up 54% from $2.8 million in fiscal 2006. Since other operating income includes occasional gains from sales of certain assets and other non-recurring items, Angelica believes income from operations before other operating income is a measure of its base operations.

    Other operating income for the third quarter of fiscal 2007 was $0.4 million, down $2.0 million from $2.4 million in third quarter of fiscal 2006. Other operating income in the third quarter of fiscal 2007 consisted primarily of a gain on divestiture of certain non-healthcare customer accounts. In the third quarter of fiscal 2006, other operating income of $2.4 million reflected a gain from the sale of real estate and a settlement received from the lawsuit that was initiated in connection with the Vallejo eminent domain proceedings in fiscal 2005. Therefore, income from operations for the third quarter of fiscal 2007 was $4.8 million compared to $5.3 million in fiscal 2006. Non-operating income of $0.5 million in the third quarter of fiscal 2007 included a $0.3 million gain from the death benefit of a Company-owned life insurance policy.

    During the third quarter fiscal 2007 the statute of limitations on certain tax return years closed, resulting in the reversal of uncertain tax positions previously recorded in the amount of $2.3 million.

    Net income for the third quarter of fiscal 2007 was $4.6 million versus net income of $2.6 million in the third quarter of fiscal 2006. Income per share was $0.50 in the third quarter of fiscal 2007 versus $0.28 in the third quarter of fiscal 2006.

    For the nine months ended October 27, 2007, revenues were $324.2 million, up 1.3% from $320.1 million for the first nine months of fiscal 2006. Total healthcare revenues increased 2.7% while non-healthcare revenues declined due to the prior divestiture of non-healthcare accounts. Organic revenue growth excluding the impact of acquisitions and divestitures was 1.5%, achieved through pricing improvements, which offset a 2.8% volume decline.

    Gross profit for the first nine months of fiscal 2007 was $44.5 million, down 5.6% from $47.2 million in the first nine months of fiscal 2006. Gross margin for the first nine months of fiscal 2007 was 13.7%, down from 14.7% in the first nine months of fiscal 2006. Higher merchandise costs negatively impacted gross margin, which were mostly offset by lower production costs as a percentage of revenue, excluding the Edison service center.

    SG&A expenses for the first nine months of fiscal 2007 were $37.9 million, down 8.0% from $41.2 million in the first nine months of fiscal 2006. As a percentage of revenue, SG&A declined to 11.7% in the first nine months of fiscal 2007 from 12.9% in the first nine months of fiscal 2006. The decrease resulted from the absence of prior year expenses of $3.1 million associated with the operations process improvement implementation, the Board of Directors' Special Committee, and professional fees related to union contract negotiations, litigation and financial consulting projects, as well as $1.5 million in lower incentive compensation accruals year over year and a $0.3 million decline in travel and vehicle costs. These decreases were partially offset by current year increases of $0.6 million related to the resolution of alleged hiring practice violations in prior years at a Los Angeles service center and related legal fees for this and other employee matters, $0.4 million related to higher health insurance costs, $0.5 million related to additional retirement benefit accruals and severance costs due to staffing reductions, and $0.4 million related to the settlement of civil litigation filed on behalf of former employees at our Long Beach, California facility which was sold in December 2005.

    Income from operations before other operating income for the first nine months of fiscal 2007 was $3.4 million, up 26% from $2.7 million in fiscal 2006. Other operating income for the first nine months of fiscal 2007 was $0.6 million, down $2.3 million from $2.9 million for the first nine months of fiscal 2006. Fiscal 2007 other operating income consisted primarily of insurance recovery proceeds and the gain on divestiture of certain non-healthcare customer accounts. Fiscal 2006 other operating income of $2.9 million reflected gains from the sales of three parcels of real estate and the lawsuit settlement discussed above. Income from operations for the first nine months of fiscal 2007 was $4.0 million compared to $5.6 million in fiscal 2006.

    For the first nine months of fiscal 2007, we recorded a tax benefit of $4.1 million compared to $1.2 million in the first nine months of fiscal 2006, due to a favorable settlement of an audit with Revenue Canada and the $2.3 million benefit associated with the reversal of uncertain tax positions discussed above. Net income for the first nine months of fiscal 2007 was $2.0 million versus net income of $0.4 million in the first nine months of fiscal 2006. Income per share was $0.22 in the first nine months of fiscal 2007 versus $0.04 in the first nine months of fiscal 2006.

    Commenting on the results, Steve O'Hara, Angelica's President and CEO noted, "We are pleased to report that our Edison closing is proceeding as planned and that the remainder of our markets continue to make progress, especially in controlling production costs and SG&A expense. While merchandise costs remain above prior year levels due to the implementation of our delightful service initiatives, they did decline slightly as a percentage of revenue in the third quarter fiscal 2007 compared to the first half of fiscal 2007. We expect this trend to continue in coming quarters as almost all of our inventory has been converted to the higher quality standards."

    Mr. O'Hara continued, "We are also pleased to report on our revenue generation efforts. Through the first nine months we have generated $17.4 million of new business orders and averaged $2.6 million per month of new business in the third quarter. This compares to $13.5 million of new business orders in all twelve months of fiscal 2006. Most importantly, we are maintaining price integrity during both the selling and renewal process, and continue to accept the loss of business when pricing can not offset current energy and production costs."

    Mr. O'Hara concluded, "Looking forward, we are seeking to build on this sales momentum as more customers desire the delightful service of Angelica. We expect to complete the closure and sale of Edison, which recorded a loss from operations of $5.2 million for the first three quarters of fiscal 2007, by the end of the fiscal year. We expect fiscal 2008 to build upon the gross margin realized so far in fiscal 2007 without Edison, which is about two percentage points higher than the year to date gross margin with Edison. Meanwhile, our investment banker, Morgan Joseph, continues to proceed with the sale process."

    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of textile rental and linen management services to the U.S. healthcare market. More information about Angelica is available on its website, www.angelica.com.

    Forward-Looking Statements

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, the ability of the Company to recover its seller note and avoid future lease obligations as part of its sale of Life Uniform, the ability of the Company to execute its strategy of providing delightful service to every customer every day pursuant to its fiscal 2005 reorganization, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of the Company's initiatives to reduce key operating costs as a percent of revenues, the ability to obtain financing in required amounts and at appropriate rates and terms, the ability to identify, negotiate, fund, consummate and integrate acquisitions, costs and expenses that may result from efforts associated with the possible sale of the Company (including those that may be caused by having management's full attention distracted by that process) and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.





Unaudited results for third quarter and nine months ended October 27, 2007 compared with same period ended October 28, 2006 (dollars in thousands, except per share amounts):



                                             Third Quarter Ended
                                       -------------------------------
                                       October 27, October 28, Percent
                                          2007        2006     Change
                                       ----------- ----------- -------

Revenues                                $ 108,814   $ 107,768     1.0%
Cost of services                          (92,539)    (90,467)    2.3%
                                       ----------- ----------- -------
  Gross profit                             16,275      17,301    -5.9%
Selling, general and administrative
 expenses                                 (10,834)    (13,392)  -19.1%
Amortization of other acquired assets      (1,045)     (1,061)   -1.5%
Other operating income, net                   412       2,415   -82.9%
                                       ----------- ----------- -------
  Income from operations                    4,808       5,263    -8.6%
Interest expense                           (2,439)     (2,486)   -1.9%
Non-operating income, net                     536         185       nm
                                       ----------- ----------- -------
  Income (loss) before income taxes         2,905       2,962    -1.9%
Income tax benefit (provision)              1,721        (387)      nm
                                       ----------- ----------- -------
Net income                                  4,626       2,575    79.7%
                                       ----------- ----------- -------

Basic income per share                  $    0.50   $    0.28    78.6%
                                       =========== =========== =======

Diluted income per share                $    0.50   $    0.28    78.6%
                                       =========== =========== =======

                                              Nine Months Ended
                                       -------------------------------
                                       October 27, October 28, Percent
                                          2007        2006     Change
                                       ----------- ----------- -------

Revenues                                $ 324,167   $ 320,060     1.3%
Cost of services                         (279,652)   (272,893)    2.5%
                                       ----------- ----------- -------
  Gross profit                             44,515      47,167    -5.6%
Selling, general and administrative
 expenses                                 (37,944)    (41,237)   -8.0%
Amortization of other acquired assets      (3,171)     (3,221)   -1.6%
Other operating income, net                   581       2,912   -80.0%
                                       ----------- ----------- -------
  Income from operations                    3,981       5,621   -29.2%
Interest expense                           (7,069)     (7,055)    0.2%
Non-operating income, net                     969         567    70.9%
                                       ----------- ----------- -------
  Income (loss) before income taxes        (2,119)       (867)      nm
Income tax benefit (provision)              4,157       1,228       nm
                                       ----------- ----------- -------
Net income                                  2,038         361       nm
                                       ----------- ----------- -------

Basic income per share                  $    0.22   $    0.04       nm
                                       =========== =========== =======

Diluted income per share                $    0.22   $    0.04       nm
                                       =========== =========== =======






Unaudited condensed balance sheets as of October 27, 2007 and January
 27, 2007
(dollars in thousands):


                                               October 27, January 27,
                                                  2007        2007
                                               ----------- -----------
ASSETS
----------------------------------------------
Current Assets:
  Cash                                            $    602    $  6,254
  Receivables, less reserves of $1,626 and
   $848                                             67,562      56,874
  Linen inventory                                   52,100      50,902
  Assets held for sale                               4,360       4,491
  Prepaid expenses and other current assets          4,286       4,019
                                               ----------- -----------
Total Current Assets                               128,910     122,540
Property and Equipment, net                         92,159      91,965
Goodwill                                            49,259      49,259
Other Acquired Assets                               34,955      38,108
Other Long-Term Assets                              28,083      34,433
                                               ----------- -----------

Total Assets                                      $333,366    $336,305
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------
Current Liabilities:
  Current maturities of long-term debt            $      -    $     96
  Life insurance policy loans                            -       8,298
  Accounts payable                                  30,046      32,867
  Accrued wages and other compensation               7,606       8,961
  Other accrued liabilities                         36,480      36,046
                                               ----------- -----------
Total Current Liabilities                           74,132      86,268
Long-Term Debt, less current maturities             95,700      85,300
Other Long-Term Obligations                         13,706      17,191
Shareholders' Equity                               149,828     147,546
                                               ----------- -----------

Total Liabilities and Shareholders' Equity        $333,366    $336,305
                                               =========== ===========






Unaudited statements of cash flows for the nine months ended October
 27, 2007 and October 27, 2006


                                                  Nine Months Ended
                                               -----------------------
                                               October 27, October 28,
(Dollars in thousands)                            2007        2006
---------------------------------------------- -----------------------
  CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                     $  2,038    $    361
  Non-cash items included in net income:
    Depreciation                                   10,785      11,371
    Amortization                                    4,251       4,024
    Deferred income taxes                          (1,678)     (1,228)
    Recognition of uncertain tax positions         (2,396)          -
    Cash surrender value of life insurance         (1,123)     (1,029)
    Gain on disposal of assets                       (287)     (1,473)
  Change in working capital components of
   continuing operations                          (13,879)     (4,744)
  Other, net                                       (2,195)     (1,768)
---------------------------------------------- -----------------------
Net cash (used in) provided by operating
 activities of continuing operations               (4,484)      5,514
---------------------------------------------- -----------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment, net     (9,561)     (5,631)
  Disposals of assets                                 526       5,765
  Life insurance premiums paid, net                  (367)        158
---------------------------------------------- -----------------------
Net cash (used in) provided by investing
 activities of continuing operations               (9,402)        292
---------------------------------------------- -----------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayments of long-term debt                    (84,696)    (80,144)
  Borrowings of long-term debt                     95,000      77,500
  Repayments of life insurance policy loans        (8,298)          -
  Borrowings from life insurance policy loans       8,514       1,101
  Debt issuance costs                                   -         (48)
  Dividends paid                                   (3,121)     (3,116)
  Exercise of stock options                           847         270
---------------------------------------------- -----------------------
Net cash provided by (used in) financing
 activities of continuing operations                8,246      (4,437)
---------------------------------------------- -----------------------
CASH FLOWS FROM DISCONTINUED OPERATIONS
  Operating cash flows                                (12)       (283)
---------------------------------------------- -----------------------
Net (decrease) increase in cash                    (5,652)      1,086
Cash at beginning of year                           6,254       4,377
---------------------------------------------- -----------------------
Cash at end of period                            $    602    $  5,463
============================================== =======================





    CONTACT: Angelica Corporation
             Jim Shaffer, Chief Financial Officer, 314-854-3800 www.angelica.com or
             Integrated Corporate Relations, Inc.
             Devlin Lander, 415-292-6855